Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made on this 24th Date of October, 2019 by and between Enterprise Financial Services Corp (the “Company”) and Mark G. Ponder (“Executive”) effective as of March 1, 2019 (the “Effective Date”).
R E C I T A L S
WHEREAS, the Company and Executive are parties to that certain Change In Control Agreement, dated and effective as of July 23, 2014 and as amended from time to time, pursuant to which Executive is employed by the Company (the “Original Employment Agreement”);
WHEREAS, the Company and Executive wish to amend and restate the Original Employment Agreement pursuant to the terms of this Agreement, which shall replace and supersede the Original Employment Agreement;
WHEREAS, this Agreement contains various enhancements to the terms and conditions of Executive’s employment, the sufficiency of which, the parties hereto acknowledge as good and valuable consideration for the amendment and restatement of the Original Employment Agreement; and
WHEREAS, the Company has authorized and approved the execution of this Agreement and Executive desires to be employed by the Company on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:
A G R E E M E N T
1.    Employment and Term. Subject to the provisions of Section 5 below, Executive shall be employed by the Company as of the Effective Date and continue until terminated as described in Section 5.1 (the “Term”) on the terms and subject to the conditions set forth in this Agreement.

2.    Position, Duties and Responsibilities; Location.

2.1    Position and Duties. Executive shall be employed as the EVP, Chief Administrative Officer of the Company. Executive shall have the duties, powers and authority as are commensurate with his position, including such other duties and responsibilities as are reasonably delegated to him from time to time by the President & Chief Executive Officer (the “CEO”). Executive shall report to the CEO.

2.2    Exclusive Services and Efforts. Executive agrees to devote his efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his position and, except as set forth herein, agrees to devote substantially all of his professional time and attention exclusively to the business and affairs of the Company; provided, that nothing herein shall preclude Executive from accepting appointment to or continue to serve on any other board of directors or trustees of any charitable organization; for so long as such activities do not conflict with the obligations of Executive under the terms of any of Executive’s restrictive covenants with the Company or an affiliate, or materially interfere with the performance of Executive’s duties hereunder

3.    Compensation.

3.1    Base Salary. During the Term, the Company hereby agrees to pay to Executive an annualized base salary of $252,840 (the “Salary”), subject to all applicable Federal, state and local income and employment taxes and other required or elected withholdings and deductions, payable in equal installments on the Company’s regularly-scheduled paydays as it is earned. Executive’s Salary will be reviewed at least annually by the Company and, when appropriate as determined in the Company’s discretion, may be increased but not decreased without consent of Executive (in which case such adjusted amount shall be the “Salary” hereunder).

3.2    Targeted Incentive. For each calendar year that ends during the Term, Executive shall be entitled to participate in the Company’s long term incentive plan and short term incentive plan (collectively, the “Targeted Incentives”). Executive shall be entitled to an annual Targeted Incentive of 35% of the then applicable Salary for the year for overall performance at Target. Any such participation will be at the discretion of the Company and shall be governed by the terms and subject to the conditions of such plans, as may be in effect from time to time, including without limitation conditions as to performance targets and length of service. Unless otherwise expressly indicated in any agreement or plan governing a Targeted Incentive, Executive shall not be eligible to receive any Targeted Incentive unless Executive is employed with the Company on the date such Targeted Incentive is paid. Unless otherwise expressly provided in the terms governing any Targeted Incentives, all Targeted Incentives earned by Executive will be paid not later than March 15 of the calendar year immediately following the calendar year to which the Targeted Incentive relates.

4.    Employee Benefits.

4.1    Participation in Benefit Plans. During the Term, Executive shall be entitled to participate in regular employee benefit plans generally established by the Company for its full-time employees, including without limitations any health, life insurance, disability insurance, and retirement, such participation to be as provided in said employee benefit plans in accordance with the terms and conditions thereof as in effect from time to time and subject to any applicable waiting period.

4.2    Vacation. Executive shall be entitled to earn and use paid time off (“PTO”) pursuant to the Company’s PTO policy as in effect from time to time for similarly situated executives of the Company.

4.3    Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable business and travel expenses incurred in the performance of his job duties and the promotion of the Company’s business, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with the expense reimbursement policy of the Company.

5.    Termination.

5.1    General. The Company may terminate Executive’s employment for any reason or no reason, and Executive may terminate his employment for any reason or no reason, in either case subject only to the terms of this Agreement. In the event of the termination of Executive’s employment hereunder for any reason, he shall promptly resign from any position he then holds that is affiliated with the Company or that he was holding at the Company’s request. For purposes of this Agreement, the following terms have the following meanings:

(a)“Accrued Obligations” shall mean: (i) Executive’s earned but unpaid Salary through the Termination Date; (ii) bonus compensation to the extent earned in a prior year but not yet paid, (iii) any accrued benefits under any plans of the Company; (iv) a lump-sum payment in respect of accrued but unused PTO days at Executive’s per-business-day Salary rate in effect as of the Termination Date; and (v) any unpaid expense or other reimbursements due pursuant to Section 4.3 hereof or otherwise. Accrued Obligations will be payable in a lump-sum within thirty (30) days of Executive’s Termination Date.

(b)“Cause” shall mean (i) an order of any federal or state regulatory authority having jurisdiction over the Company which prohibits Executive from performing, or renders it impracticable for Executive to perform, his duties under this Agreement, (ii) Executive’s refusal to perform, or repeated failure to undertake good faith efforts to perform the duties and responsibilities reasonably assigned to him (consistent with Section 2 hereof) which non-performance has continued for thirty (30) days following Executive’s receipt of written notice from the Company of such non-performance, (iii) Executive’s material breach of this Agreement or of any other written agreement or policy with the Company or any of its Affiliates, (iv) Executive’s commission of a crime that constitutes a felony or other crime of moral turpitude or criminal fraud, (v) chemical or alcohol use which materially and adversely affects Executive’s performance of his duties under this Agreement, (vi) any act of disloyalty or breach of responsibilities to the Company by the Executive which is intended by the Executive to cause material harm to the Company, or (vii) misappropriation (or attempted misappropriation) of any of the Company’s funds or property.

(c)“Change in Control” shall mean the first to occur of any of the following, provided that for any distribution that is subject to Section 409A (as defined in Section 7.2), a Change in Control under this Agreement shall be deemed to occur only if such event also satisfies the requirements under Treas. Regs. Section 1.409A-(i)(5):

(i)Any Person, other than one or more of the directors of the Company on the Effective Date of this Agreement or any Person that any such director Controls (as defined below), becomes the Beneficial Owner of 50% of more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company (the “Company Outstanding Voting Securities”);

(ii)Any Person becomes the beneficial owner of 50% of more of the combined voting power of the then outstanding voting securities of Enterprise Bank & Trust entitled to vote generally in the election of directors of Enterprise Bank & Trust;

(iii)consummation of a reorganization, merger or consolidation (a “Business Combination”) of the Company, unless, in each case, following such Business Combination (i) all or substantially all of the Persons who were the beneficial owners, respectively, of the Company Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, a voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination, (ii) no Person (excluding any company resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination except to the extent such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the Board of Directors of the Company (the “Company Board”) resulting from the Business Combination are Continuing Directors (as hereinafter defined) at the time of the execution of the definitive agreement, or the action of the Company Board, providing for such Business Combination;

(iv)consummation of the sale, other than in the ordinary course of business, of more than 50% of the combined assets of the Company and its Subsidiaries in a transaction or series of related transactions during the course of any twelve-month period; or

(v)the date on which Continuing Directors (as hereinafter defined) cease for any reason to constitute at least a majority of the Company Board.

For purposes of this Section 5.1(c), the definitions of the terms “beneficial owner” and “group” shall have the meanings ascribed to those terms in Rule 13(d)(3) under the Securities Exchange Act of 1934.
(d)    “Continuing Directors” means as of the date of determination, (i) any member of the Company Board on the Effective Date of this Agreement, (ii) any person who has been a member of the Company Board for the two years immediately preceding such date of determination, or (iii) any person who was nominated for election or elected to the Company Board with the affirmative vote of the greater of (A) a majority of the Continuing Directors who were members of the Company Board at the time of such nomination or election or (B) at least four Continuing Directors but excluding, for purposes of this clause (iii), any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Company Board.

(e)    “Control” means, with respect to any Person, the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

(f)    ““Disability” shall mean that in the reasonable judgment of the Company, Executive (i) has failed to perform his duties under this Agreement on account of physical or mental incapacity, and (ii) such illness or incapacity continues for a period of more than 90 consecutive days, or 90 days during any 180 day period. “Good Reason” shall mean the occurrence of any of the following events without Executive’s express prior written consent: (i) Company’s material breach of Agreement which remains uncured for a period of thirty (30) days following Executive’s notice of such breach to Company; (ii) a material diminution of Executive’s position, responsibilities or duties as such position, responsibilities or duties exist as of the Effective Date; or (iii) requirement that Executive’s primary residence or primary place of employment be based anywhere other than the St. Louis, MO metropolitan area.

A termination of employment by Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), not later than thirty (30) days following the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason. The Company shall be entitled, during the thirty (30) day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason, provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to Executive (such thirty (30) day or shorter period, the “Cure Period”). If, during the Cure Period, such circumstance is remedied, Executive will not be permitted to terminate employment for Good Reason as a result of such circumstance. If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, Executive will be entitled to terminate employment for Good Reason during the ten (10) day period that follows the end of the Cure Period. If Executive does not terminate employment during such ten (10) day period, Executive will not be permitted to terminate employment for Good Reason as a result of such circumstance.
(g)    “Person” shall mean a “person” as such term is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended.

(h)    “Subsidiary” means, with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the then outstanding voting stock or other ownership interests of such corporation or other Person.

(i)    “Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement.

5.2    Termination by the Company Without Cause or by Executive With Good Reason. In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, the Term shall expire on the Termination Date and Executive shall be entitled to:

(a)    an amount equal to the greater of (i) (A) twelve (12) months of Executive’s Salary as in effect immediately prior to the Termination Date; plus (B) the annual cash Target Incentive for the year in which such termination occurs as though all “target levels” of performance for such year are fully and completely achieved and (ii) the amount that the Executive would be entitled to receive under the Company’s severance plan applicable to Executive. Such amounts will be payable over a period of one (1) year following such termination in accordance with the Company’s normal payroll practices, at normal payroll duties and subject to applicable withholdings, subject to the satisfaction of the conditions set forth in Section 5.6. The first payment will be made on the first payroll date following the 60th day after Executive’s separation from serving and all such payment will be considered separate payments for purposes of Section 409A of the Code;

(b)    continued medical (health, prescription drug, dental and vision) benefits to the same extent Executive participated prior to Termination Date (with Executive required to pay the amount Executive would have been required to pay for such coverage had Executive remained an active employee at such time) for a period of twelve (12) months following the Termination Date; provided, however, if the Company cannot provide, for any reason, Executive or his dependents with the opportunity to participate in the benefits to be provided pursuant to this paragraph, the Company shall pay to Executive a single sum cash payment, payable within sixty (60) days following the date the Company cannot provide such benefits, in an amount equal to the fair market value of the benefits to be provided pursuant to this paragraph; and

(c)    the Accrued Obligations.

5.3    Death and Disability. Executive’s employment shall terminate in the event of his death, and either Executive or the Company may terminate Executive’s employment in the event of his Disability (provided that no termination of Executive’s employment hereunder for Disability shall be effective unless the party terminating Executive’s employment first gives at least fifteen (15) days’ written notice of such termination to the other party). In the event that Executive’s employment hereunder is terminated due to his death or Disability, the Term shall expire on the Termination Date and he and/or his estate or beneficiaries (as the case may be) shall be entitled to the Accrued Obligations.

5.4    Termination by the Company For Cause or by Executive Without Good Reason. In the event that Executive’s employment hereunder is terminated by Executive without Good Reason or by the Company for Cause, the Term shall expire as of the Termination Date and Executive shall be entitled to the Accrued Obligations.

5.5    Due to Change in Control. In the event that three (3) months prior to or twelve (12) months following a Change in Control, Executive terminates his employment hereunder with Good Reason or the Company terminates Executive’s employment hereunder without Cause, then, in lieu of the payments otherwise due to Executive under Section 5.2 above, the Term shall expire on the Termination Date and Executive shall be entitled to:

(a)    a single sum cash amount equal to the greater of (i) eighteen (18) months of Executive’s Salary as in effect immediately prior to the Termination Date or (ii) the amount that the Executive would be entitled to receive under the Company’s severance plan applicable to Executive payable on the sixtieth (60th) day following his Termination Date;

(b)    a single sum cash amount equal to one and one-half (1.5) times the annual cash Targeted Incentive for the year in which such termination occurs as though all “target levels” of performance for such year are fully and completely achieved payable on the sixtieth (60th) day following his Termination Date;

(c)    continued medical (health, prescription drug, dental and vision) benefits to the same extent Executive participated prior to Termination Date (with Executive required to pay the amount Executive would have been required to pay for such coverage had Executive remained an active employee at such time) for a period of eighteen (18) months following the Termination Date; provided, however, if the Company cannot provide, for any reason, Executive or his dependents with the opportunity to participate in the benefits to be provided pursuant to this paragraph, the Company shall pay to Executive a single sum cash payment, payable within sixty (60) days following the date the Company cannot provide such benefits, in an amount equal to the fair market value of the benefits to be provided pursuant to this paragraph; and

(d)the Accrued Obligations.

5.6    Release. Executive’s entitlement to the payments described in this Section 5 is expressly contingent upon Executive first providing the Company with a signed release in substantially the form attached hereto as Exhibit A (the “Release”). In order to be effective, such Release must be delivered by Executive to the Company no later than forty-five (45) days following the Termination Date.

6.    Section 280G.

6.1    If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (b) the net after-tax benefit that Executive would receive by reducing the Transaction Payments to three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) is greater than the net after-tax benefit Executive would receive if the full amount of the Transaction Payments were paid to Executive, then the Transaction Payments payable to Executive shall be reduced (but not below zero) so that the Transaction Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any Transaction Payments under Sections 5.5(a) hereof.

6.2    Unless Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. The Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and Executive as requested by the Company or Executive at least thirty (30) days prior to the date the excise tax imposed by Section 4999 of the Code (including any interest, penalties or additions to tax relating thereto) is required to be paid by Executive or withheld by the Company. Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code.

7.    Tax Matters.

7.1    The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

7.2    Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six (6) months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death; and (b) the date of Executive’s death.

7.3    After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

7.4    Any amounts otherwise payable to Executive following a termination of employment that are not so paid by reason of this Section 7 shall be paid as soon as practicable following, and in any event within thirty (30) days following, the date that is six (6) months after Executive’s separation from service (or, if earlier, the date of Executive’s death) together with interest on the delayed payment at the Company’s cost of borrowing. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.

7.5    To the extent that any reimbursements pursuant to Section 4 or otherwise are taxable to Executive, any reimbursement payment due to Executive pursuant to such Section shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to Section 4 or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

8.    Restrictive Covenants. Executive agrees to be bound by the following:

8.1    Confidentiality. Executive agrees to hold in strict confidence all non-public information concerning any matters affecting or relating to the business of the Company and its Affiliates, including without limiting the generality of the foregoing non-public information concerning its manner of operation, business or other plans data bases, marketing programs, protocols, processes, computer programs, client lists, marketing information and analyses, operating policies or manuals or other data. Executive agrees that he will not, directly or indirectly, use any such information for the benefit of any Person other than the Company or disclose or communicate any of such information in any manner whatsoever other than to the directors, officers, employees, agents and representatives of the Company who need to know such information, who shall be informed by Executive of the confidential nature of such information and directed by Executive to treat such information confidentially. Upon the Company’s request, Executive shall return all information furnished to him related to the business of the Company and its Affiliates without retaining any copies in electronic or other form. The above limitations on use and disclosure shall not apply to information which Executive can demonstrate: (a) was known to executive before receipt thereof from the Company or its Affiliates; (b) is learned by Executive from a third party entitled to disclose it; (c) becomes known publicly other than through Executive; (d) is disclosed by Executive upon authority from the Company Board or any Committee of the Company Board; (e) is disclosed pursuant to any legal requirement; or (f) is disclosed pursuant to any agreement to which the Company or any of its Subsidiaries or Affiliates is a party. The parties hereto stipulate that all such information is material and confidential and gravely affects the effective and successful conduct of the business of the Company and the Company’s goodwill, and that any breach of the terms of this Section 8.1 shall survive and remain in effect following any termination of this Agreement.
8.2    Use of Proprietary Information. Executive recognizes that the Company possesses a proprietary interest in all of the information described in Section 8.1 and has the exclusive right and privilege to use, protect by copyright, patent or trademark, manufacture or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing. Executive expressly agrees that any products, inventions, discoveries or improvements made by Executive, his agents or affiliates, during the term of this Agreement, based on or arising out of the information described in Section 7 shall be the property of and insure to the exclusive benefit of the Company. Executive further agrees that any and all products, inventions, discoveries or improvements developed by Executive (whether or not able to be protected by copyright, patent or trademark) in the scope of his employment, or involving the use of the company’s or its Affiliate’s time, materials or other recourses, shall be promptly disclosed to the Company and shall become the exclusive property of the Company.
8.3    Non-Competition. Executive agrees that, during the Employment Term and for a period of (a) twelve (12) months following any termination of such employment under Sections 5.1, 5.2, 5.3, and 5.4; and (b) eighteen (18) months following any termination of such employment under Section 5.5 (the “Restricted Period”), Executive shall not, without the prior written consent of the Companydirectly or indirectly, own, manage, operate, control, be connected with as an officer, employee, partner, consultant or otherwise, or otherwise engage or participate in (except as an employee of the Company or its Affiliates) any Person engaged in the operation ownership or management of a bank, trust company, wealth management or financial services business within the Metropolitan Statistical Areas of St. Louis, Kansas City, Phoenix, Santa Fe, Albuquerque, and Los Alamos or any other city in which the Company or any of its Affiliates has an office at the time of such termination. Notwithstanding the foregoing, the ownership by Executive of less than 1% of any class of the outstanding capital stock of any corporation conducting such a competitive business which is regularly traded on a national securities exchange or in the over-the-counter market shall not be a violation of the foregoing covenant.
8.4    Non-Solicitation of Employees. During the period of actual employment and for the Restricted Period, Executive shall not, except on behalf of or with the prior written consent of the Company, directly or indirectly, entice or induce, or attempt to entice or induce, any employee of the Company or any of its Affiliates to leave such employ, or employ any such person in any business similar to or in competition with the Company. Executive hereby acknowledges and agrees that the provisions set forth in this Section 8.4 constitute a reasonable restriction on his ability to compete with the Company.
8.5    Non-Solicitation of Protected Customers.
(a) As used herein, “Protected Customer” means (i) any Person or its Affiliate for whom the Company or any of its Affiliates has provided wealth management, investment, banking, trust, insurance or other financial services during a period of twelve (12) months prior to the termination of Executive’s employment with the Company and its Affiliates or (ii) any Person or its Affiliate whom the Company or any of its Affiliates had made a proposal to provide wealth management, investment, banking, trust, insurance or other financial services at any time within six (6) months preceding the termination of Executive’s employment with the Company and its Affiliates.
(b) As used herein, “Non-Solicitation Period” means the period of Executive’s employment by the Company or its Affiliates and for the Restricted Period.
(c) During the Non-Solicitation Period, Executive shall not, directly or indirectly, whether alone or in combination with any other Person, or as an officer, director, shareholder, member, manager, employee, agent, independent contractor, consultant, advisor, joint-venturer, partner or otherwise, and whether or not for pecuniary benefit:
(i) solicit, take away, attempt to take away, divert, or attempt to divert any Protected Customer from the Company or its Affiliates; or
(ii) induce, attempt to induce or aid any Person in inducing any Protected Customer to cease doing business with the Company or its Affiliates.
(d) During the Non-Solicitation Period, Executive shall not be employed by or act as a consultant for any Person which directly, or through any of its Affiliates, solicits, takes away, attempts to take away, diverts, or attempts to divert any Protected Customer from the Company or any of its Affiliates. Before Executive becomes employed by or becomes a consultant for a Person during a Non-Solicitation Period, Executive shall inform such Person of the provisions of this Section 9.5 and shall cause such Person to sign a document acknowledging this provision and agreeing with the Company, on behalf of itself and its Affiliates, to abide to the terms of such obligation to not solicit, take away, attempt to take away, divert or attempt to divert any Protected Customer, and deliver such document to the Company.
8.6    Saving Provision. The parties hereto agree that, in the event a court of competent jurisdiction shall determine that the geographic or durational elements of this covenant are unenforceable, such determination shall not render the entire covenant unenforceable. Rather, the excessive aspects of the covenant shall be reduced to the threshold which is enforceable, and the remaining aspects shall not be affected thereby.

8.7    Equitable Relief. Executive acknowledges that the extent of damages to the Company from a breach under this Section 9 would not be readily quantifiable or ascertainable, that monetary damages would be inadequate to make the Company whole in case of such a breach, and that there is not and would not be adequate remedy at law for such a breach. Therefore, Executive specifically agrees that the company is entitled to injunctive or other equitable relief (without any requirement to post any bond or other security) from a breach of this Section 9, and hereby waives and covenants not to assert against a prayer for such relief that there exists and adequate remedy at law, in monetary damages or otherwise.
9.    Notices. Except as otherwise specifically provided herein, any notice, consent, demand or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one (1) day after being deposited with Federal Express or other nationally recognized overnight delivery service or three (3) days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at his address set forth following his signature below. Either party may change such address from time to time by notice to the other.

10.    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Missouri, exclusive of any choice of law rules.

11.    Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly-authorized officer of the Company (other than Executive). By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

12.    Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

13.    Assignment. Except as otherwise specifically provided herein, neither party shall assign or transfer this Agreement nor any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided, however, that any assignment or transfer pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company shall be valid, so long as the assignee or transferee (a) is the successor to all or substantially all of the business and assets of the Company; and (b) assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. Executive’s consent shall not be required for any such transaction. This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, legatees, devisees, executors, administrators and legal representatives.

14.    Voluntary Execution; Representations. Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choosing concerning this Agreement and has been advised to do so by the Company; and (b) he has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his own judgment and without duress. Executive represents and covenants that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound and in connection with his employment with the Company he will not engage in any unauthorized use of any confidential or proprietary information he may have obtained in connection with his employment with any other employer. The Company represents and warrants that it is fully authorized, by any person or body whose authorization is required, to enter into this Agreement and to perform its obligations under it.

15.    Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

16.    Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

17.    Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction.

18.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

19.    Entire Agreement. This Agreement and the agreements described in the attached Exhibits contain the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement, including the Original Employment Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the parties hereto as of the Effective Date.

ENTERPRISE FINANCIAL SERVICES CORP:

By:
Name:
Title:

EXECUTIVE

Name:
Address:

Exhibit A
FORM OF GENERAL RELEASE OF ALL CLAIMS
THIS GENERAL RELEASE OF ALL CLAIMS (this “General Release”), dated as of [_______], is made by and between [________] (the “Executive”) and Enterprise Financial Services Corp (together with its successors and assigns, the “Company”).
WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of [ ] (the “Employment Agreement”);
WHEREAS, Executive’s employment with the Company has been terminated and Executive is entitled to receive severance and other benefits, as set forth in Section 5 of the Employment Agreement subject to the execution of this General Release;
WHEREAS, in consideration for Executive’s signing of this General Release, the Company will provide Executive with such severance and benefits pursuant to the Employment Agreement; and
WHEREAS, except as otherwise expressly set forth herein, the parties hereto intend that this General Release shall effect a full satisfaction and release of the obligations described herein owed to Executive by the Company.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:
1.    Executive, for himself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other individuals and entities claiming through Executive, if any (collectively, the “Executive Releasers”), does hereby release, waive, and forever discharge the Company and its affiliates and each of its and their respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns in their capacities as such (collectively, the “Employer Releasees”) from, and does fully waive any obligations of Employer Releasees to Executive Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Executive Releasers in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company; (b) the termination of Executive’s employment with the Company; (c) the Employment Agreement; or (d) any events occurring on or prior to the date of this General Release. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all waivable claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement other than claims for unpaid severance benefits, bonus or Salary earned thereunder) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Executive Releasers may claim existed with Employer Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. Notwithstanding anything contained in this Section 1 above to the contrary, nothing contained in herein shall constitute a release by any Executive Releaser of any of his, her or its rights or remedies available to him, her or it, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of: (i) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release; (ii) the right to receive severance and other benefits under the Employment Agreement; (iii) any equity rights; or (iv) this General Release or any of its terms or conditions.

2.    Excluded from this General Release and waiver are any claims which cannot be waived by applicable law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Employer Releasees with any government agency or any court.

3.    Executive agrees never to seek personal recovery from any Employer Releasee in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. If Executive violates this General Release by suing an Employer Releasee (excluding any claim by Executive under the ADEA or as otherwise set forth in Section 1 hereof), then Executive shall be liable to the Employer Releasee so sued for such Employer Releasee’s reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

4.    Executive agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Employer Releasees of any improper or unlawful conduct.

5.    Executive acknowledges and recites that he has:

(a)executed this General Release knowingly and voluntarily;

(b)had a reasonable opportunity to consider this General Release;

(c)read and understands this General Release in its entirety;

(d)been advised and directed orally and in writing (and this subparagraph (d) constitutes such written direction) to seek legal counsel and any other advice Executive wishes with respect to the terms of this General Release before executing it; and

(e)relied solely on Executive’s own judgment, belief and knowledge, and such advice as Executive may have received from Executive’s legal counsel.

6.    Section 12 of the Employment Agreement, which shall survive the expiration of the Employment Agreement for this purpose, shall apply to any dispute with regard to this release.

7.    Executive acknowledges and agrees that (a) his execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate the terms of this General Release; and (b) he has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it. Executive shall have seven (7) calendar days from the date he executes this General Release to revoke his or her waiver of any ADEA claims by providing written notice of the revocation to the Company, as provided in Section 10 of the Employment Agreement.

8.    Capitalized terms used but not defined in this General Release have the meanings ascribed to such terms in the Employment Agreement.

9.    This General Release may be executed by the parties in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have executed this General Release as of the day and year first above written.

ENTERPRISE FINANCIAL SERVICES CORP:

By:
Name:
Title:

EXECUTIVE

Name:
Address: